EXHIBIT 99.1

PRESS RELEASE

For additional information, contact:

Jane Marsh, Chief Financial Officer

Belmont Bancorp.

(740)-699-3140

FOR RELEASE: April 20, 2004

SUBJECT: BELMONT BANCORP. REPORTS FIRST QUARTER EARNINGS AND ANNOUNCES DIVIDEND INCREASE

ST. CLAIRSVILLE, OHIO—Belmont Bancorp. (the “Company”), parent company of Belmont National Bank (the “Bank”), reported net income of $687,000, or $0.06 per common share, for the three months ended March 31, 2004, compared to $470,000, or $0.04 per common share, for the three months ended March 31, 2003. At their meeting on April 19, 2004, the Company’s Board of Directors declared a cash dividend of $.04 per share payable on May 14, 2004 for shareholders of record on April 30, 2004.

President and CEO Wilbur R. Roat said, “We are pleased that earnings and strong capital have enabled us to increase our quarterly dividend by 33% to $0.04 per share from $0.03 per share.”

CEO Roat compared results of the first quarter of 2004 to the first quarter of 2003. He said, “Net interest income, the difference between what we earn on our assets and pay on our deposits and other borrowings, increased $413,000 for the first quarter of 2004 compared to the same quarter during 2003. Noninterest income, excluding gains on sale of mortgage loans and security gains, increased $149,000 to $735,000 for the first quarter of 2004 compared to $586,000 for the first quarter of 2003 demonstrating our focus to achieve higher levels of noninterest income. We experienced reduced mortgage lending volumes during the first quarter of 2004 compared to the same period during 2003. This reflects the cyclical nature of the mortgage lending business. Gains on sale of mortgage loans sold in the secondary market declined $108,000 to $29,000 for the first quarter of 2004 compared to $137,000 for the comparable period of 2003. Security gains recorded during the first quarter of 2004 totaled $22,000, down $146,000 from $168,000 for the same period of 2003. Noninterest expense decreased $47,000 to $2,462,000 for the first quarter of 2004 compared to $2,509,000 for the first quarter of 2003.”

Total loans increased 5.7% to $166.6 million at March 31, 2004 compared to $157.5 million at year-end 2003. Total shareholders’ equity increased to $36.1 million at March 31, 2004 compared to $35.5 million at year-end 2003. Total assets increased to $308 million at March 31, 2004 compared to $299 million at year-end 2003.

Belmont Bancorp. is a holding company with total assets of $308 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. The Bank also operates a loan production office in McMurray, Pennsylvania. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on April 19, 2004 was $6.05 per share. The book value of the Company’s stock at March 31, 2004 was $3.25.

Forward-looking Statements

In addition to historic information, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, the Company disclaims any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur. Readers should also carefully review any risk factors described in Company reports filed with the Securities and Exchange Commission.

($000s except share and per share amounts)

	March 31, 2004	December 31, 2003	March 31, 2003
Total assets	$307,999	$299,475	$288,439
Total loans	166,550	157,528	133,886
Allowance for loan losses	3,317	3,300	4,337
Nonperforming assets	1,665	1,931	3,119
Nonperforming assets as a % of total assets	0.54%	0.64%	1.08%
Allowance for loan loss as a % of nonperforming assets	199.22%	170.90%	139.05%
Total deposits	$229,903	$235,039	$229,212

Consolidated Capital Ratios
Tier 1 risk-based capital ratio	15.0%	15.4%	16.4%
Total risk-based capital ratio	16.3%	16.7%	17.7%
Tier 1 leverage ratio	10.1%	10.1%	9.9%

For the three months ended March 31	2004	2003
Net income	$687	$470
Provision for loan losses	—	—
Basic and diluted earnings per common share	$0.06	$0.04
Weighted average shares outstanding:
Basic	11,108,903	11,108,403
Diluted	11,213,334	11,176,404